Exhibit (e)(ii)

CONFIDENTIAL

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of February 25, 2020 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and Trust dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	The Arbitrage Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		The Arbitrage Funds
By:	/s/ Steven B. Price	By:	/s/ John S. Orrico
Name:	Steven B. Price	Name:	John S. Orrico
Title:	SVP and Director of Distribution Services	Title:	President

Distribution Agreement Amendment 2

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	Section 4 of Exhibit 1 to the Existing Agreement shall be amended by adding the following sub-section:

“(p)     At the request and direction of the Trust, ALPS enters into agreements with financial intermediaries (each, an “Intermediary Agreement”). ALPS will not be obligated to make payments to any such financial intermediaries unless ALPS has received an authorized payment from the relevant Fund, if subject to a distribution plan or other such plan or arrangement approved by the Trust’s board of trustees, and/or the applicable Fund’s investment adviser. In addition, to the extent that ALPS is requested or required by the Trust to enter into Intermediary Agreements on behalf of the Trust, ALPS and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“ALPS Associates”) shall not be liable to the Trust for any action or inaction of any ALPS Associate except that ALPS shall indemnify, defend and hold harmless the Trust and its respective officers, trustees, agents and employees to the extent of direct Losses1 (including documented legal fees and costs to enforce this provision) to have resulted solely from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’ duties, obligations, representations, warranties or indemnities under an Intermediary Agreement. The Trust shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including documented legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties resulting from a representation, covenant or warranty that ALPS makes, or any indemnification that ALPS provides, on behalf of the Trust or a Fund in an Intermediary Agreement relating to a Fund (“Claims”). Any expenses (including legal fees and costs) incurred by an indemnified party in defending or responding to any Claims (or in enforcing this provision) shall be paid by the indemnifying party when the final amounts of the applicable Losses are finalized and it has been determined that an indemnified party is entitled to indemnity hereunder. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by the Trust of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.”

2.	Appendix A to Exhibit 1 is deleted in its entirety and replaced with the following:

“APPENDIX A

LIST OF FUNDS

The Arbitrage Fund

Water Island Diversified Event-Driven Fund

Water Island Credit Opportunities Fund

Water Island Long/Short Fund”

1 As used in this Agreement, the term “Losses” means any and all compensatory, direct, taxes, costs, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws).

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.